Exhibit 10(a)1

BASE SALARIES OF NAMED EXECUTIVE OFFICERS

THE SOUTHERN COMPANY

The following are the annual base salaries, effective March 1, 2014 unless otherwise noted, of the Chief Executive Officer and Chief Financial Officer of The Southern Company (the “Company”) and certain other executive officers of the Company who served during 2013.

Thomas A. Fanning Chairman, President and Chief Executive Officer	$1,200,000
Art P. Beattie Executive Vice President and Chief Financial Officer	$673,498
W. Paul Bowers Executive Vice President of the Company, President and Chief Executive Officer of Georgia Power Company	$787,338
Kimberly S. Greene Executive Vice President and Chief Operating Officer	$650,000
Charles D. McCrary* Executive Vice President of the Company, President and Chief Executive Officer of Alabama Power Company	$803,247

*Resigned as President and Chief Executive Officer of Alabama Power Company March 1, 2014. Retirement effective May 1, 2014.